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                                                                    EXHIBIT 4(X)

P-1099-93

Endorsement

As of the Date of Issue of this Contract the following changes are made:

  "THE FIXED ACCOUNT
  The Fixed Account is invested within the general account of the Company.

  If you elect the Fixed Account, the first date on which money is applied to the Fixed Account for the Contract is the latest of:

  .  The Contract Date;
  . The date the first purchase payment is received by the Company at its Home Office; and
  .  The effective date of the election of the Fixed Account.

  Each future net purchase payment allocated to the Fixed Account will be applied as of the date it is received by the Company at its Home Office. Each transfer to the Fixed Account will be applied as of the transfer date.

  FIXED ACCOUNT INTEREST
  The rate of interest for each amount applied to the Fixed Account: will be the rate set by the Company in advance for the date the amount is applied to the Fixed account; and will not be less than a rate equivalent to an annual effective rate of 3%. Each year, on the contract anniversary, the Company will determine a portion, if any, of the Contract's value in the Fixed Account which will be reinvested at the rate effective on that date. The effective interest rate used on your Contract will be the weighted average of all such rates for your Contract.

  Interest will be credited to the Fixed Account on a daily basis.

  RESTRICTION OF TRANSFERS TO THE FIXED ACCOUNT
  The Company reserves the right to restrict transfers to the Fixed Account for the Con- tract:

  . If the rate of interest that would be used for the transfer is a rate equivalent to an annual effective rate of 3%; or

  . If the Contract's value in the Fixed Account equals or exceeds the Company's Published maximum for Fixed Account investments; or

  . For the remainder of the contract year if an amount is transferred out of the Fixed Account in that contract year.
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  TRANSFERS OUT OF THE FIXED ACCOUNT
  You can transfer a limited portion of the Contract's value in the Fixed Account to the sub-accounts once within 30 days after each contract anniversary. Requests for transfer can be made in writing or by telephone. The Company is not responsible for the authenticity of transfer instructions received by telephone. The transfer will be limited to the greater of $1000 and 25% of the Contract's value in the Fixed Account, except with the consent of the Company.

  If you transfer an amount out of the Fixed Account in any contract year, the Company reserves the right to restrict transfers to the Fixed Account for the Contract for the remainder of that contract year.

  ELECTION OF THE FIXED ACCOUNT
  You can elect to have future net purchase payments applied to the Fixed Account. You can change the election for future net purchase payments at any time by notice to the Company In writing. (See the Restriction of Transfers to the Fixed Account provision.)"

is added to the Contract.

MODIFICATION OF THE VARIABLE ACCOUNT SECTION
  "The Contract's first investment in the Account will be made as of the latest of:

  .  The Contract Date;

  .  The date the first purchase payment is received by the Company at its Home
   Office; and

 .  The effective date of the election of a subaccount."

is substituted for the second paragraph of the Sub-Accounts provision.

  "The Contract Value at any time cannot be allocated among more than 10 sub-accounts, except with the consent of the Company; and the Fixed Account will be counted in the limit of 10.

  The values of a contract depend on: the investment performance of the series in which the sub-accounts are invested, and the interest credited to the Fixed Account. You bear the investment risk for amounts invested In the sub-accounts for your Contract."

is substituted for the fourth and fifth paragraphs of the Sub-Accounts provision.
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  "TRANSFER OPTION
  You can transfer all or a portion of the Contract's existing share of a sub-account to another sub-account or to the Fixed Account. (See the
  Restriction of Transfers to the Fixed Account provision.) Requests for transfer can be made in writing or by telephone. The Company is not responsible for the authenticity of transfer instructions received by telephone. The minimum transfer is $25 or, if less, the full value of the Contract's share of a sub-account. While the Contract is in force other than under a Payment Option, transfers of existing shares will be subject to a limit of 4 in each contract year, and transfers out of the Fixed Account will be counted in the limit of 4; each transfer above 4 will be subject to a
  charge of not more than $10.   While a Variable Payment Option is in effect,
  transfers of existing shares will be subject to a limit of 1 in each contract year, except with the consent of the Company."

is substituted for the Transfer Option provision.

  MODIFICATION OF THE CONTRACT VALUE SECTION
  "On or before the Maturity Date, the Contract Value is equal to: the number of Accumulation Units standing to the credit of the Contract multiplied by the applicable Accumulation Unit Value; plus the Contract's value in the Fixed Account."

is substituted for the first sentence of the Contract Value provision.

  "NET PURCHASE PAYMENTS
  A net purchase payment is equal to:

  .  The purchase payment paid;
     LESS

  .  Any applicable state premium tax.

  Each net purchase payment allocated to the Account will be credited in the form of Accumulation Units to the sub-accounts you elect. The number of Accumulation Units credited to a sub-account will be equal to the portion of the net purchase payment credited to that sub-account divided by the Accumulation Unit Value for that sub-account for the applicable Valuation Period."

is substituted for the Net Purchase Payments provision.

  "ANNUAL FEES
  The Company will charge an annual Administration Fee of $30. The fee will be charged on each contract anniversary while the Contract is in force other than under a Payment Option. If the Contract is surrendered or matures on a date which is not a contract anniversary, the charge will be the pro rata portion of the fee for the period beyond the most recent contract anniversary.
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  The fee will be charged against the subaccounts and the Fixed Account proportionately. The portion of the fee charged to each sub-account will reduce the number of Accumulation Units standing to the credit of the Contract in that sub-account."

is substituted for the Annual Fees provision.

  "A partial surrender will reduce the Contract's share of the sub-accounts and the Fixed Account proportionately, unless you request otherwise."

is substituted for the last sentence of the Surrender of the Contract provision.

NEW ENGLAND MUTUAL LIFE INSURANCE COMPANY
501 Boylston Street, Boston, Massachusetts


/s/ Robert A. Shafto   James A. Gallagher
President              Secretary
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P-1040-91


Endorsement

As of the Date of Issue of this Contract the following provision is added to the Contract section:

     "POSTPONEMENT OF SURRENDERS, PARTIAL SURRENDERS AND TRANSFERS FROM THE FIXED ACCOUNT

     The Company can postpone for six months from the date of request: the payment of the portion of the Contract's Surrender Proceeds and partial surrender proceeds which is in the Fixed Account; and transfers from the Fixed Account. The effective date of the transfer is the date on which values are transferred from the Fixed Account."


New England Mutual Life Insurance Company
501 Boylston Street, Boston, Massachusetts



/s/ Robert A. Shafto    /s/ James A. Gallaher
President               Secretary